UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
        PURSUANT TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO RULE 13d-2

                               (Amendment No. 2)*

                               FOSTER WHEELER LTD.
                               -------------------
                                (Name of Issuer)

                                  Common Shares
                         ------------------------------
                         (Title of Class of Securities)

                                    365351052
                                 --------------
                                 (CUSIP Number)

                                December 31, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   2 of 14
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     LC Capital Master Fund, Ltd.
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            0
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                0
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   3 of 14
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     LC Capital Partners, LP
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            0
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                0
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN, HC
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   4 of 14
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     LC Capital Advisors LLC
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            0
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                0
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO, HC
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   5 of 14
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Lampe, Conway & Co. LLC
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            0
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                0
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO, IV
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   6 of 14
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     LC Capital International LLC
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            0
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                0
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO, IA
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   7 of 14
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Steven G. Lampe
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            0
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                0
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   8 of 14
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Richard F. Conway
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              0
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            0
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           0
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                0
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   9 of 14

Item 1(a).     Name of Issuer:

               Foster Wheeler Ltd. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               c/o Foster Wheeler Inc.
               Perryville Corporate Park
               Clinton, NJ 08809-4400

Items 2(a),
(b) and (c).   Name of Persons Filing, Address of Principal Business Office and
               Citizenship:

Item 2(a)      Name of Person Filing:

               Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, this Amendment No. 2 to Schedule 13G is filed on behalf of each of the reporting persons indicated in Item 1 of each of the cover pages of this Amendment No. 2 to Schedule 13G. The information required by this paragraph is set forth in Item 1 of each of the cover pages of this Amendment No. 2 to Schedule 13G and is incorporated herein by reference.

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The information required by this paragraph is set forth on Annex A attached hereto and is incorporated herein by reference.

Item 2(c).     Citizenship:

               The information required by this paragraph is set forth in Item 4 of each of the cover pages of this Amendment No. 2 to Schedule 13G and is incorporated herein by reference.

Item 2(d).     Title of Class of Securities

               Common Shares

Item 2(e).     CUSIP Number

               365351052

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               (a)  [ ] Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o)

               (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

               (c)  [ ] Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   10 of 14

               (d)  [ ] Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C 80a-8).

               (e)  [ ] An investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E);

               (f)  [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

               (g)  [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

               (h)  [ ] A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)  [ ] Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(J).

               Not applicable.

Item 4.        Ownership

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)  Amount beneficially owned:

                    The information required by this paragraph is set forth in
                    Item 9 of each of the cover pages of this Amendment No. 2 to
                    Schedule 13G and is incorporated herein by reference.

               (b)  Percent of class:

                    The information required by this paragraph is set forth in
                    Item 11 of each of the cover pages of this Amendment No. 2 to Schedule 13G and is incorporated herein by reference. The information in Item 4(a) above is incorporated herein by reference.

               (c)  Number of shares as to which the person has:

                    (i)   Sole power to vote or to direct the vote:

                          The information required by this subparagraph is set forth in Item 5 of each of the cover pages of this Amendment No. 2 to Schedule 13G and is incorporated herein by reference. In addition, the information in
                          Item 4(a) above is incorporated herein by reference.

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   11 of 14

                    (ii)  Shared power to vote or to direct the vote:

                          The information required by this subparagraph is set forth in Item 6 of each of the cover pages of this Amendment No. 2 to Schedule 13G and is incorporated herein by reference. In addition, the information in
                          Item 4(a) above is incorporated herein by reference.

                    (iii) Sole power to dispose or to direct the disposition of:

                          The information required by this subparagraph is set forth in Item 7 of each of the cover pages of this Amendment No. 2 to Schedule 13G and is incorporated herein by reference. In addition, the information in
                          Item 4(a) above is incorporated herein by reference.

                    (iv) Shared power to dispose or to direct the disposition
                         of:

                         The information required by this subparagraph is set forth in Item 8 of each of the cover pages of this Amendment No. 2 to Schedule 13G and is incorporated herein by reference. In addition, the information in
                         Item 4(a) above is incorporated herein by reference.

Item 5.        Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

               Not applicable.

Item 8.        Identification and Classification of Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of Group

               Not applicable.

Item 10.       Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   12 of 14

               securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   13 of 14

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2006                     LC Capital Master Fund, Ltd.

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Director

Date: February 10, 2006                     LC Capital Partners, LP

                                            By: LC Capital Advisors LLC,
                                                its General Partner

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

Date: February 10, 2006                     LC Capital Advisors LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

Date: February 10, 2006                     Lampe, Conway & Co. LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

Date: February 10, 2006                     LC Capital International LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member


Date: February 10, 2006                         /s/ Steven G. Lampe
                                                -------------------------------
                                                Steven G. Lampe


Date: February 10, 2006                         /s/ Richard F. Conway
                                                -------------------------------
                                                Richard F. Conway

                                  SCHEDULE 13G

CUSIP NO. 365351052                                                   14 of 14

                                                                         ANNEX A

           Address of Principal Business Office or, if none, Residence


LC Capital Master Fund, Ltd.
c/o Trident Fund Services (B.V.I.) Limited
P.O. Box 146
Waterfront Drive
Wickhams Cay
Road Town, Tortola
British Virgin Islands

LC Capital Partners, LP
680 Fifth Avenue, Suite 1202
New York, NY 10019

LC Capital Advisors LLC
680 Fifth Avenue, Suite 1202
New York, NY 10019

Lampe, Conway & Co. LLC
680 Fifth Avenue, Suite 1202
New York, NY 10019

LC Capital International LLC
680 Fifth Avenue, Suite 1202
New York, NY 10019

Steven G. Lampe
680 Fifth Avenue, Suite 1202
New York, NY 10019

Richard F. Conway
680 Fifth Avenue, Suite 1202
New York, NY 10019

                            Agreement of Joint Filing

     In accordance with Rule 13d-1(k)(1), promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of an Amendment No. 2 to the Statement on
Schedule 13G, and any amendments thereto, with respect to the common shares of Foster Wheeler Ltd. and that this Agreement may be included as an Exhibit to such filing.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

     IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of February 10, 2006.

                                            LC Capital Master Fund, Ltd.

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Director

                                            LC Capital Partners, LP

                                            By: LC Capital Advisors LLC,
                                                its General Partner

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

                                            LC Capital Advisors LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

                                            Lampe, Conway & Co. LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member

                                            LC Capital International LLC

                                            By: /s/ Richard F. Conway
                                                -------------------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member


                                                /s/ Steven G. Lampe
                                                -------------------------------
                                                Steven G. Lampe


                                                /s/ Richard F. Conway
                                                -------------------------------
                                                Richard F. Conway